                                                                      Exhibit 12



                       CENCOM CABLE INCOME PARTNERS, L.P.
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)



                                                      For the Period From
                                                         January 1 to
                                                        March 28, 1996          For the Years Ended December 31
                                                        --------------          -------------------------------
                                               1997            1996            1995            1994           1993
                                            -----------     -----------     -----------     -----------    ------------
Earnings
  Net Income (loss)                            N/A             $1,057         $3,453           $3,811        $3,368
  Fixed Charges                                N/A              1,291          5,581            4,096         3,641
                                            -----------     -----------     -----------     -----------    ------------
       Earnings                                N/A              2,348          9,034            7,907         7,009

Fixed Charges
  Interest Expense                             N/A              1,291          5,403             3842         3,368
 Amortization of debt costs                    N/A              -                178              254           273
                                            ===========     ===========     ===========     ===========    ============
       Total Fixed Charges                     N/A             $1,291         $5,581           $4,096        $3,641
                                            ===========     ===========     ===========     ===========    ============

Ratio of Earnings to Fixed Charges             N/A               1.8             1.6             1.9            1.9




*Filed herewith.